Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Zynex, Inc.’s Registration Statements on Form S-3 (File Nos. 333-230128 and 333-232367) and on Form S-8 (File No. 333-220366) of our report dated March 21, 2022, relating to the December 31, 2021 consolidated financial statements which appears in Zynex, Inc.’s Form 10-K for the year ended December 31, 2022.

/s/ Plante & Moran, PLLC
March 13, 2023
Denver, Colorado